EXHIBIT 10.2
THE PHOENIX COMPANIES, INC.
NONQUALIFIED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN B
as amended and restated effective July 1, 2007

ARTICLE I. PURPOSE AND EFFECTIVE DATE
     1.1 Purpose. The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan B (the “Supplemental Plan”) is intended to provide retirement benefits for certain current and former employees which are not provided under the Employee Pension Plan (the “Employee Pension Plan”) by reason of (a) the exclusion from the definition of Earnings of Incentive Compensation under an Incentive Compensation plan designated in Section 2.11 hereof; (b) the limitation on Earnings that may be taken into account under the Employee Pension Plan as set forth in Section 401(a)(17) of the Internal Revenue Code; or (c) the exclusion from the definition of Earnings of amounts deferred under any other deferred compensation program of the Employer. The Supplemental Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
     1.2 Effective Date. The Supplemental Plan was first effective August 1, 2004 and was amended effective as of April 28, 2005. This amendment and restatement shall be effective as of July 1, 2007.
ARTICLE II. DEFINITIONS
     2.1 “Accrued Benefit” shall mean the benefit as defined in the Employee Pension Plan.
     2.2 “Beneficiary” shall mean the Beneficiary designated under the Employee Pension Plan.
     2.3 “Benefit Plans Committee” shall be the committee, which shall be composed of the Chief Executive Officer, the Chief Financial Officer and the Chief Investment Officer, or any other person(s) designated by the Chief Executive Officer, to administer and manage the Plan.
     2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     2.5 “Earnings” shall mean earnings as defined in the Employee Pension Plan.
     2.6 “Employee Pension Plan” shall mean The Phoenix Companies, Inc. Employee Pension Plan, a defined benefit pension plan maintained by the Employer, as it may be amended from time to time.
     2.7 “Employer” shall mean Phoenix Life Insurance Company.
     2.8 “Excess Benefit Plan” shall mean The Phoenix Companies, Inc. Excess Benefit Plan, a plan maintained by the Employer for the purpose of providing benefits for certain Employees in excess of the limitations imposed by Section 415 of the Internal Revenue Code.
     2.9 “Final Average Earnings” shall mean the average earnings as defined in the Employee Pension Plan.

     2.10 “Grandfathered Participant” shall mean a Participant designated as a “Grandfathered Participant” under the Employee Pension Plan.
     2.11 “Incentive Compensation” shall mean compensation payable under Performance Incentive Plan, the Mutual Incentive Plan, the Annual Incentive Plan, the Investment Incentive Plan, and/or any successor incentive plan or such other incentive compensation arrangements as may be designated from time to time by the Compensation Committee of the Board of Directors of The Phoenix Companies, Inc., the Chief Executive Officer, or the Benefit Plans Committee.
     2.12 “Participant” shall mean an employee who meets the eligibility requirements of Article III under the Supplemental Plan.
     2.13 “Participating Employer” means each corporation that has adopted this Supplemental Plan with the consent of the Benefit Plans Committee in accordance with Article X.
     2.14 “Pension Equity Benefits” shall mean the benefits provided under Appendix V of the Employee Pension Plan.
     2.15 “Plan Administrator” shall mean the Benefit Plans Committee or the person designated as such by the Benefit Plans Committee.
     2.16 “Rehired Participant” shall mean a Participant as defined in Section 4.2.
     2.17 “Supplemental Plan” shall mean The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan B as is set forth in this document as it may be amended from time to time.
     Unless the context otherwise indicates, words and phrases capitalized and not otherwise defined herein are terms defined in the Employee Pension Plan and have the same meaning ascribed to them under the Employee Pension Plan.
ARTICLE III. ELIGIBILITY
     3.1 Individuals who do not participate and are not eligible to participate in, or are no longer eligible to participate in, The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan, as amended and restated effective July 1, 2007, will be eligible to participate in this Supplemental Plan in accordance with Section 3.2.
     3.2 On or after August 1, 2004, any Highly Compensated Employee, as defined under the Employee Pension Plan, of the Employer or any Participating Employer, that has been nominated to participate in this Supplemental Plan by his or her supervisor and approved by the Chief Executive Officer of the Employer, whose retirement benefits under the Employee Pension Plan are limited by reason of the exclusion of Incentive Compensation or deferred compensation amounts from the definition of Earnings or the limitation set forth in Section 401(a)(17) of the Code shall be eligible for benefits under this Supplemental Plan effective as of the date so approved.

ARTICLE IV. BENEFITS
     4.1 The amount of benefits provided under this Supplemental Plan effective July 1, 2007 for Participants actively at work on August 1, 2004 or thereafter shall be the excess of (a) over (b) where:
(a)	is the sum of:
(i)	the amount of benefit that would have been provided under the Employee Pension Plan, excluding any Pension Equity Benefits, if the exclusion of Incentive Compensation or deferred compensation amounts from the definition of Earnings and the limitation set forth in Section 401(a)(17) of the Code did not apply; provided, however, that in determining the amount of a Participant’s Final Average Earnings, the amount of Incentive Compensation which shall be taken into account shall be equal to such annual Incentive Compensation received by the Participant averaged over any three (3) years within the last seven (7) consecutive years that produces the highest average; and

(ii)	the amount of Pension Equity Benefits, if any, that would have been provided under the Employee Pension Plan if the exclusion of deferred compensation from the calculation of the Pension Equity Benefits, if applicable, and the limitation set forth in Section 401(a)(17) of the Code did not apply; and
(b)	is the amount of benefits payable under the Employee Pension Plan, including any Pension Equity Benefits.
     4.2 Notwithstanding Section 4.1 to the contrary, in the event any Participant, including a Grandfathered Participant, terminates employment with or is no longer employed by (i.e., transfers to a non-participating company) the Employer or a Participating Employer and is rehired by the Employer or a Participating Employer following such termination or transfer (a “Rehired Participant”), for purposes of Sections 4.1(a)(i), the determination, if applicable, of the Rehired Participant’s Final Average Earnings, including the amount of Incentive Compensation, shall be made as of the date of the Rehired Participant’s initial termination or transfer. Any Rehired Participant (including former Grandfathered Participants and former participants in The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan, as amended and restated effective July 1, 2007) who has been re-nominated and re-approved pursuant to Section 3.2 shall accrue benefits on and after his or her rehire date solely under Section 4.1(a)(ii).
     4.3 Notwithstanding Section 4.1 to the contrary, the amount of benefits payable to a Participant under this Supplemental Plan shall be reduced to the extent that the aggregate benefits payable to the Participant under the Employee Pension Plan, the Excess Benefit Plan, The Phoenix Companies, Inc. Nonqualified Supplemental Executive Retirement Plan, as amended and restated effective July 1, 2007 (and as may be further amended thereafter), and this Supplemental Plan exceeds the amount of benefits that would have been provided under the

Employee Pension Plan if the exclusion of Incentive Compensation and deferred compensation from the definition for Earnings, to the extent applicable, the limitation set forth in Section 401(a)(17) of the Code and the limitation imposed by Section 415 of the Code did not apply.

4.4	(a)	To the extent that Section 4.1 requires the determination of the amount of benefits payable under the Employee Pension Plan, only the benefit payable with respect to Service credited on and after January 1, 1993 shall be taken into account for purposes of calculating the benefit payable under this Supplemental Plan to a Former Home Life Employee.

	(b)	The amount of benefits payable under Section 4.1 to an Employee of PIC, PEPCO or PXP who was ineligible to participate in the Employee Pension Plan for the period January 1, 1997, through December 31, 1999, shall be computed to include an additional amount equal to the difference between the benefit such officer actually accrued under the Employee Pension Plan as of his or her Annuity Commencement Date and the benefit such officer would have accrued had he or she not been excluded from participation in the Employee Pension Plan for such period.
     4.5 For purposes of Section 4.1(a)(i) above, Incentive Compensation shall be deemed Earnings with respect to the year in which such Incentive Compensation is actually paid or deferred.
     4.6 The payment of benefits to which a Participant or Beneficiary shall be entitled under this Supplemental Plan shall be made in the same form and manner and at the same time as is applicable or elected under the Employee Pension Plan with respect to the Participant’s Accrued Benefit.
     4.7 The provisions of the Employee Pension Plan concerning suspension of benefits upon re-employment are applicable to the benefits payable under this Supplemental Plan.
     4.8 Any benefit payable under the Employee Pension Plan shall be solely in accordance with the terms and provisions thereof, and nothing in this Supplemental Plan shall operate or be construed in a way to modify, amend or affect the terms and provisions of the Employee Pension Plan.
     4.9 If the spouse or domestic partner of a Participant in the Supplemental Plan is entitled to a death benefit under the Employee Pension Plan, said spouse or domestic partner shall be entitled to receive from the Employer a death benefit under this Supplemental Plan equal to the difference between (a) the death benefit that would be payable under the Employee Pension Plan as of the date of the Participant’s death if such benefit were calculated based on the benefit described in this Article IV; and (b) the death benefit actually payable under the Employee Pension Plan as of the date of the Participant’s death, calculated in accordance with the terms of the Employee Pension Plan. No death benefit other than that set forth in this Section 4.9 shall be payable under this Supplemental Plan if a Participant dies prior to the commencement of benefit payments under this Supplemental Plan.

ARTICLE V. VESTING
     5.1 Employees eligible to participate in this Supplemental Plan on or after August 1, 2004, shall have a vested, non-forfeitable interest in his or her Supplemental Plan benefits upon such Participant’s attainment of Normal Retirement Age under the Employee Pension Plan or on earlier termination of employment by death or disability as defined in the Employee Pension Plan. Otherwise, a Participant shall be fully vested in his or her benefits under this Supplemental Plan in the following manner:

Service at selection
into SERP	Vesting Schedule	Full Vesting

Less than 5 years	0% immediate, 50% cliff at 5 years, then 10% per year	10 years for full vesting
5 years but less than 6	10% immediate, then 10% per year	9 years for full vesting
6 years but less than 7	20% immediate, then 10% per year	8 years for full vesting
7 years but less than 8	30% immediate, then 10% per year	7 years for full vesting
8 years but less than 9	40% immediate, then 10% per year	6 years for full vesting
9 years but less than 20	50% immediate, then 10% per year	5 years for full vesting
20 years or more	100% immediate vesting
ARTICLE VI. CLAIMS FOR BENEFITS
     6.1 Claims for benefits under the Supplemental Plan may be filed with the Plan Administrator on forms supplied by the Plan Administrator. Written or electronic notice of the disposition of a claim shall be furnished to the claimant within ninety (90) days after the application is filed (or within one hundred eighty (180) days if special circumstances require an extension of time for processing the claim and if written notice of such extension and circumstances are communicated to the claimant within the initial ninety (90)-day period). In the event the claim is wholly or partially denied, the reasons for the denial shall be specifically set forth in the notice in language calculated to be understood by the claimant, pertinent provisions of the Supplemental Plan on which the decision is based shall be cited, and, where appropriate, a description of any additional material or information necessary to perfect the claim, and an explanation of why such material or information is necessary, will be provided. In addition, the claimant shall be furnished with an explanation of the Supplemental Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. A claimant must request a review of a denied claim in accordance with the procedures described in the following paragraph before the claimant is permitted to bring a civil action for benefits.
     Any Employee, former Employee, or authorized representative or Beneficiary of either, who has been denied a benefit by a decision of the Plan Administrator shall be entitled to request the Plan Administrator to give further consideration to his claim by filing with the Plan Administrator (on a form which may be obtained from the Plan Administrator) a request for review. Such request, together with a written statement of the reasons why the claimant believes his claim should be allowed, shall be filed with the Plan Administrator no later than sixty (60) days after receipt of the notification provided for above. If such request is so filed, the claimant or his representative may submit written comments, documents, records and other information relating to the claim to the Plan Administrator within sixty (60) days after receipt of the notification provided for above. The claim for review shall be given a full and fair review that takes into account all comments, documents, records and other information submitted that relates to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Plan Administrator shall provide the claimant or his representative with written or electronic notice of the final decision as to the allowance of the claim within sixty (60) days of receipt of the request for review (or within one hundred twenty (120) days if special circumstances requires an extension of time for processing the request and if written notice of such extension and circumstances is given to the claimant or his representative within the initial sixty (60)-day period). Such communication shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, specific references to the pertinent Supplemental Plan provisions on which the decision is based, a statement of the claimant or his representative’s right to bring a civil action under Section 502(a) of ERISA and a statement that the claimant or his Beneficiary is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant to the claim for benefits. A document is relevant to the claim for benefits if it was relied upon in making the determination, was submitted, considered or generated in the course of making the determination or demonstrates that benefit determinations are made in accordance with the Supplemental Plan and that Supplemental Plan provisions have been applied consistently with respect to similarly situated claimants.
     6.2 Any payment to any Participant, or to such Participant’s legal representative or Beneficiary, in accordance with the provisions of this Supplemental Plan, shall be in full satisfaction of all claims hereunder against the Employer. The Plan Administrator may require such Participant, legal representative, or Beneficiary, as a condition precedent to such payment, to execute a receipt and release therefor in such form as it shall determine. If the Plan Administrator shall receive evidence satisfactory to the Plan Administrator that any payee under this Supplemental Plan is a minor, or is legally, physically, or mentally incompetent to receive and to give valid release for any payment due him or her under this Supplemental Plan, any such payment, or any part thereof, may, unless claim therefor shall have been made to the Plan Administrator by a duly appointed executor, administrator, guardian, committee, or other legal representative of such payee, be paid by the Plan Administrator to such payee’s spouse, child, parent or other blood relative, or to any person, persons or institutions deemed by the Plan Administrator to have incurred expense for or on behalf of such payee, and any payment so made shall, to the extent thereof, be in full settlement of all liability in respect of such payee. If a dispute arises as to the proper recipient of any payments, the Plan Administrator in its sole discretion may withhold or cause to be withheld such payments until the dispute shall have been determined by a court of competent jurisdiction or shall have been settled by the parties concerned.
     6.3 If any benefits payable under this Supplemental Plan to a Participant, or to such Participant’s legal representative or Beneficiary, cannot be paid by reason that such person cannot be located for three (3) years after reasonable efforts have been made to locate such person, the Plan Administrator may declare such benefits forfeited and return such benefits to the Employer; provided, however, that in the event such Participant, or such Participant’s legal representative or Beneficiary, is subsequently located or files a claim for benefits, such amount plus interest shall be reinstated to the Participant’s account for the benefit of such Participant, or such Participant’s legal representative or Beneficiary, as the case may be.
ARTICLE VII. AMENDMENT AND TERMINATION
     7.1 The Benefit Plans Committee shall have the right to amend this Supplemental Plan at any time and from time to time, including a retroactive amendment, by resolution adopted by it at a meeting duly called or by unanimous written consent in accordance with the Employer’s Articles of Incorporation, Bylaws and applicable law. Any such amendment shall become effective upon the date stated therein, and shall be binding on all Participants and Beneficiaries, except as otherwise provided in such amendment; provided, however that said amendment shall not adversely affect benefits payable to a Participant or Beneficiary where the cause giving rise to such benefit (e.g., retirement) has already occurred.
     7.2 The Employer has established this Supplemental Plan with the bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect. However, the Employer, in its sole discretion, reserves the right to terminate the Supplemental Plan in its entirety at any time without the consent of any Participant; provided, however, that in such event, benefits shall not be affected where the cause giving rise to such benefit (e.g. retirement) has already occurred. All other benefits accrued hereunder shall immediately be forfeited. Any such termination shall be accomplished by resolution of the Benefit Plans Committee adopted at a meeting duly called or by unanimous written consent in accordance with the Employer’s Articles of Incorporation, Bylaws and applicable law.
ARTICLE VIII. SOURCE OF BENEFIT PAYMENTS
     8.1 No special or separate fund shall be established by the Employer and no segregation of assets shall be made to assure the payment of benefits under the Supplemental Plan. No Participant shall have any right, title, or interest whatsoever in any specific asset of the Employer. Nothing contained in this Supplemental Plan and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Employer and a Participant or any other person. To the extent that any person acquires a right to receive payments under this Supplemental Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.
ARTICLE IX. GENERAL
     9.1 To the extent permitted by law, the right of any Participant or Beneficiary to any benefit or payment hereunder shall not be subject in any manner to attachment or other legal process, and no such benefit or payment shall be subject to anticipation, alienation, sale, transfer, assignment, or encumbrance.
     9.2 The Supplemental Plan shall be operated and administered by the Plan Administrator or its duly authorized representative. The Plan Administrator shall have sole discretionary authority to determine all questions arising in connection with the Supplemental Plan, to interpret the provisions of the Supplemental Plan and to construe all of its terms, to adopt, amend and rescind rules and regulations for the administration of the Supplemental Plan and to make all determination in connection with the Supplemental Plan as may be necessary or advisable. All such actions of the Plan Administrator shall be conclusive and binding on all persons.
     9.3 This Supplemental Plan shall be governed by and construed in accordance with the laws of the State of Connecticut other than and without reference to any provisions of such laws regarding choice of laws or conflict of laws, to the extent such laws are not pre-empted by the Employee Retirement Income Security Act of 1974, as amended.
     9.4 The establishment of this Supplemental Plan shall not be construed as giving to any Participant, Employee or any person whomsoever, any legal, equitable or other rights against the Employer, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any interest in the assets or business of the Employer or giving any Employee the right to be retained in the employment of the Employer. All Employees and Participants shall be subject to discharge to the same extent they would have been if this Supplemental Plan had never been adopted.
     9.5 The Employer may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payments and such sums as the Employer may reasonably estimate are necessary to cover taxes for which the Employer may be liable and which may be assessed with regard to such payment.
     9.6 The illegality of any particular provision of this document shall not affect the other provisions and the document shall be construed in all respects as if such invalid provision were omitted.
ARTICLE X. PARTICIPATING EMPLOYERS
     10.1 Adoption of Supplemental Plan by Other Employers. With the consent of the Benefit Plans Committee, any other corporation may adopt the Supplemental Plan and all of the provisions hereof and participate herein as a Participating Employer by a properly executed document evidencing said intent and will of such Participating Employer.
     10.2 Requirements of Participating Employers.
(a)	Benefits payable under the Supplemental Plan to employees of the Participating Employer are funded through the Participating Employer’s general assets. The Participating Employer agrees to pay and assumes all liability with respect to all benefits payable under the Supplemental Plan to past, present and future employees of the Participating Employer, their spouses and other dependents and beneficiaries in accordance with the terms of the Supplemental Plan. [Notwithstanding the foregoing, Phoenix Life Insurance Company and not Phoenix Equity Planning Corporation nor Phoenix Investment Counsel, Inc. shall pay and assume liability for benefits payable under the Supplemental Plan to Employees of Phoenix Equity Planning Corporation and Phoenix Investment Counsel, Inc. with respect to service completed before January 1, 1996.]

(b)	The Plan Administrator shall keep separate books and records concerning the contributions and benefits payable under the Supplemental Plan with respect to the Participating Employer and the Employees of the Participating Employer.

(c)	The Participating Employer shall pay to Phoenix Life Insurance Company its proportionate share of any administrative expenses of the Supplemental Plan which are to be paid by the Employer.
     10.3 Designation of Agent. Each Participating Employer shall be deemed to have designated irrevocably the Benefit Plans Committee and the Plan Administrator as its agents.
     10.4 Plan Amendment.
(a)	Subject to the provisions of paragraph (b) hereof, each Participating Employer hereby delegates to the Employer the right at any time to amend the Supplemental Plan in accordance with the terms of the Supplemental Plan, provided that any such amendment could not affect the Participating Employer’s share of the cost of the Supplemental Plan. If an amendment could significantly affect the Participating Employer’s share of the cost of the Supplemental Plan, then such amendment shall not be effective with respect to the Participating Employer until approved by the Participating Employer. Any such amendment shall be adopted by the Participating Employer’s Benefit Plans Committee unless such amendment could significantly affect the Participating Employer’s share of the cost of the Supplemental Plan, as determined by the Participating Employer’s Benefit Plans Committee, in which case such amendment shall be adopted by the Participating Employer’s Board of Directors in accordance with the Participating Employer’s Articles of Incorporation, Bylaws and applicable law and shall become effective as provided therein upon its execution.

(b)	No amendment to the Supplemental Plan shall be effective with respect to the Participating Employer until 45 days after a copy of the amendment shall have been delivered to the Participating Employer, unless the Participating Employer shall have waived its right to receive such advance copy of the amendment.
     10.5 Withdrawal of a Participating Employer. A Participating Employer may terminate its participation in the Supplemental Plan by giving the Benefit Plans Committee prior written notice specifying a termination date which shall be the last day of a month at least 30 days subsequent to the date such notice is delivered to the Benefit Plans Committee, unless the Benefit Plans Committee shall have waived its right to such notice. The Benefit Plans Committee may terminate a Participating Employer’s participation in the Supplemental Plan as of any termination date by giving the Participating Employer prior written notice specifying a termination date which shall be the last day of a month at least 30 days subsequent to the date such notice is delivered to the Participating Employer, unless the Participating Employer shall have waived its right to such notice.

     10.6 Plan Administrator’s Authority. The Plan Administrator shall have all of the duties and responsibilities authorized by the Supplemental Plan and shall have the authority to make any and all rules, regulations and decisions necessary or appropriate to effectuate the terms of the Supplemental Plan, which shall be binding upon each Participating Employer and all Participants.